Exhibit 4.01
SEE REVERSE FOR CERTAIN DEFINITIONS
INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE
THIS CERTIFICATE IS TRANSFERABLE IN JERSEY CITY, NJ, NEW YORK, NY AND PITTSBURGH, PA
This Certifies that
is the record holder of
FULLY PAID AND NONASSESSABLE SHARES OF COMMON STOCK, $.001 PAR VALUE OF
MercadoLibre, Inc.
transferable on the books of the Corporation by the holder hereof, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned and registered by the Transfer Agent and Registrar.
IN WITNESS WHEREOF the Corporation has caused this Certificate to be signed in facsimile by its duly authorized officers.
Dated:
PRESIDENT, CHIEF EXECUTIVE OFFICER AND SECRETARY
COUNTERSIGNED AND REGISTERED: MELLON INVESTOR SERVICES LLC TRANSFER AGENT AND REGISTRAR
BY
AUTHORIZED SIGNATURE
AMERICAN BANK NOTE COMPANY 711 ARMSTRONG LANE COLUMBIA, TENNESSEE 38401 (931) 388-3003 SALES: HOLLY GRONER 615-261-0610 / ETHER 7 / LIVE JOBS / M / MERCADO 30042 FACE
PRODUCTION COORDINATOR: CORBIN MATLOCK 931-490-7660 PROOF OF May 16, 2008 MERCADOLIBRE, INC. TSB 30042 FC Operator: AP/TERESA/AP/TERESA REV. 3
PLEASE INITIAL THE APPROPRIATE SELECTION FOR THIS PROOF: OK AS IS OK WITH CHANGES MAKE CHANGES AND SEND ANOTHER PROOF
Colors Selected for Printing: Logo prints in 3 color process — cyan, magenta and yellow. Intaglio prints in SC-7 DARK BLUE.
COLOR: This proof was printed from a digital file or artwork on a graphics quality, color laser printer. It is a good representation of the color as it will appear on the final product. However, it is not an exact color rendition, and the final printed product may appear slightly different from the proof due to the difference between the dyes and printing ink.